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                                                                    Exhibit 99.1
                                [Logo of D & K]


FOR IMMEDIATE RELEASE
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  D & K HEALTHCARE RESOURCES ANNOUNCES $300 MILLION IN CREDIT FACILITIES FROM
                             FLEETBOSTON FINANCIAL

St. Louis, Missouri - June 11, 2001 - D&K Healthcare Resources, Inc. (NASDAQ:
DKWD), today announced that it has increased its credit availability to $300 million through two facilities arranged by units of FleetBoston Financial. Fleet Capital, will provide a $150 million asset-based revolving facility, an increase of $20 million from its previous agreement. Additionally, Fleet Securities, Inc.'s Asset Securitization Group structured and arranged a $150 million receivables securitization. This is an increase of $75 million from a previous agreement, which was increased on an interim basis to $117 million on March 31, 2001. Both facilities, which will be used to fund working capital, expire in August of 2005.

FleetBoston Financial Corporation is the nation's seventh largest financial holding company with more than $200 billion in assets. FleetBoston Financial offers a comprehensive array of innovative financial solutions to 20 million customers in some 20 countries. FleetBoston Financial is headquartered in Boston and listed on the New York Stock Exchange (NYSE: FBF) and the Boston Stock Exchange (BSE: FBF). Fleet Capital Corporation, which has 25 offices located throughout the United States and more than $17 billion in committed lines of credit, provides secured financing and other financial services to domestic middle-market companies and their foreign subsidiaries. Fleet Securities, Inc.'s Asset Securitization Group is a leading sponsor of asset-backed commercial paper programs.

With fiscal 2000 revenues of $1.46 billion, St. Louis-based D&K Healthcare Resources, Inc., is a full-service regional wholesale drug distributor supplying customers from facilities in Cape Girardeau, MO; Davie, FL; Lexington, KY; Minneapolis, MN; and, through its subsidiary Jewett Drug Co., in Aberdeen, SD. D&K also develops and markets sophisticated pharmacy systems software through two wholly owned subsidiaries, Tykon, Inc., and Viking Computer Services. In addition, D&K owns a 50% equity interest in Pharmaceutical Buyers, Inc., a leading alternate site group purchasing organization. D&K invites you to visit its Web site at http://www.dkwd.com.

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently subject to risks and uncertainties. D&K's actual results could differ materially from those currently anticipated due to a number of factors, including without limitation, the competitive nature of the wholesale pharmaceutical distribution industry, with many competitors having substantially greater resources than D&K, and D&K's customers generally having the right to terminate or reduce their
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purchases on relatively short notice, the changing business and regulatory environment of the healthcare industry in which D&K operates, change in interest rates and other factors set forth in reports and other documents filed by D&K with the Securities and Exchange Commission from time to time. D&K undertakes no obligation to publicly update or revise any forward-looking statements.

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For more information, please contact:

Pia P. Koster                          Kristian Talvitie
D&K Healthcare Resources, Inc.         Jaffoni & Collins
(314) 727-3485                         (212) 835-8500
pkoster@dkmail.com                     dkwd@jcir.com
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Philip Margolis
Fleet Capital
(860) 657-7697
philip_margolis@fleetcapital.com
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